EXHIBIT 99.2

February 23, 2010

To Our Shareholders:

Today we announced our financial results for our 2009 fiscal year. I am pleased to report that we delivered both stability and progress, resulting in roughly $1.8 billion of Adjusted EBITDA, an improvement of more than $200 million over 2008. While this may be surprising to some, it isn’t to me. The dedication of our associates and leadership team led by Bruce Johnson and the diversity of the Sears Holdings business portfolio—Sears Full Line stores, Kmart stores, our Home Services business, Sears Auto Centers, Outlet Stores, Hometown Stores, the Kenmore, Craftsman, DieHard and Lands’ End brands, our majority interest in Sears Canada, and our online business properties including sears.com—have allowed us to successfully manage through the economic and financial crisis of the past two years.

Today, the United States stands with an unemployment rate close to 10%, a housing market that appears to be stabilizing at depressed levels, and uncertainty over government policy and geopolitical events. Despite this, Sears Holdings continues to make progress against our strategic initiatives and our long-term financial goals. I recognize that our financial results, while substantially improved from 2008, remain well below where we would like them to be. At the same time, we have seen significant improvements in our focus on customers and the transformation of our culture.

I would like to do several things in this letter. First, review 2009 at Sears Holdings. Second, look ahead to 2010 and beyond. Third, discuss some policy issues generally including job creation, and finally, address some consequences of ecommerce tax practices.

2009 in Review

In 2009, we kept expenses under control and stayed focused on our vision and strategic, operational, and financial goals. We were both prudent and opportunistic in spending money and in allocating capital at a time when many others had to make major adjustments.

Early in the year we amended and extended our revolving credit facility through June 2012. In one of the most difficult financing markets in recent memory, we found significant support from numerous financial partners led by Bank of America, Wells Fargo and General Electric, and we executed one of the largest revolving credit facilities in the past couple of years. Our substantial asset base and our strong cash flow management were important factors in this successful deal. When people take a close and objective look at our company, our strengths are not difficult to see.

Our customer satisfaction scores have continued to rise in both Kmart and Sears stores. While we know we still have room to improve, we are pleased that we are making progress against the five key pillars of our strategy that I outlined in last year’s letter.

Creating lasting relationships with customers by empowering them to manage their lives: In 2009, we executed a number of initiatives to improve our relationships with customers. These initiatives focused on increasing the breadth and depth of our product offerings, improving our multichannel capabilities, creating platforms that engage with customers, and improving our ability to deliver customer services and solutions. Specific initiatives for 2009 included the introduction of Marketplace on sears.com, which dramatically increased our assortment by giving customers access to millions of products, and the launch of online shipping capability to 90 countries. We also introduced ManageMyLife.com, expanding our ManageMyHome.com site into an online destination that supplements sears.com by providing information that helps people get things done by themselves or with the help of others. We created or expanded marketing programs including ShopYourWay, “Life. Well spent.”, Sears Blue Appliance Crew, Sears Blue Electronics Crew, Sears Blue Tools Crew and “there’s smart, and there’s kmart smart.” We grew our online engagement platforms, MySears.com and MyKmart.com, allowing our customers to interact with each other and us and get advice before they buy. We launched the ShopYourWay Rewards program at Kmart and Sears that will provide even more value and opportunities for our customers. We also re-launched a Christmas Club program at Sears and Blue Light Specials at Kmart to offer more convenience, value, and excitement for our customers.

Attaining best in class productivity and efficiency: In 2009, we focused throughout the year on delivering quality products and services to our customers in a more productive and efficient manner. We delivered better results by focusing on product sourcing, supply chain efficiencies, franchising, labor model optimization, and consolidation of functions. Year over year, our gross margin rate was up 60 basis points and we reduced our selling and administrative expenses by over $400 million.

Building our brands: In 2009, we continued to improve and expand our brands. We are in the process of completely redesigning our entire Kenmore product line and introducing more innovation to Craftsman products. We created and launched the Lands’ End Canvas brand to target a new customer segment. We also launched or expanded new footwear brands, including Protégé, and introduced a complete product line for the home with the Cannon, Jaclyn Smith and Country Living brands. We also continue to look for ways to give more Americans more opportunities to purchase our brands, as evidenced by the recent announcement of the trademark license agreement with Schumacher Electric Corporation, which will enable DieHard branded power accessories to be sold to retailers in the United States, Puerto Rico and Mexico, as well as our agreement with Ace Hardware that will introduce a selected assortment of Craftsman products to customers who prefer to purchase in a smaller and different type of retail channel.

Reinventing the company continuously through technology and innovation: We continued to improve convenience for our customers by investing in technology. We also focused on being more innovative across all business units. We improved our point of sale systems for faster check-outs, improved the customer experience on our websites, launched new mobile applications, including Sears2Go and Personal Shopper, and offered our customers multiple forms of payment both in-store and online, including express checkout, PayPal, eBillme, check electronification, and an expanded version of our successful Layaway program.

Reinforcing “The SHC Way” by living our values every day: In 2009, we also strove to improve our work environment and our impact in the communities in which we live. We harnessed technology solutions to increase real-time feedback from our associates and customers, which has had a transformative impact on our culture and customer focus. We also made progress towards our commitment to environmental responsibility by launching a corporate environmental sustainability program and announcing a new sustainable paper procurement policy. Our community programs, such as Heroes at Home, the March of Dimes, and St. Jude’s Research Hospital, continue to grow.

We are striving for more consistency, better customer service, increased transparency, and tighter integration of our stores, our service businesses, and our online experiences. Our early efforts in these areas are bearing fruit. Stay tuned for more ahead.

On a less positive note, we regret the closing of roughly 60 stores in 2009. Most of those stores have underperformed for some time and, despite focused efforts to improve them, we felt that we could no longer afford to wait for those stores to turn around. With expiring leases, we have been able to reduce our money-losing stores while at the same time generating cash from the liquidation of inventory and the monetization of some of the stores that we closed. We continue to evaluate our store portfolio, over 2,200 Kmart and Sears Full Line stores combined, and experiment with new and different ways to serve our customers and avoid additional store closings. Like any retailer, we would expect that our store portfolio will require continuous evaluation and transformation as we strive to have every store contribute to the creation of future value.

In the middle of last year, I responded to an errant published story that repeated unfounded claims from a Wall Street analyst regarding the cash impact of our store closings. As I explained, in most cases, when we close stores we generate cash, net of any cash required for severance and other store closing expenses. The GAAP accounting losses arise from the markdown of inventory, write-off of fixed asset balances, associate severance and any remaining payments on leases that expire in the future. Our ability to close stores is in no way hampered by any cash requirements. Instead, our preference is to operate stores profitably and to transform unprofitable or marginally profitable stores into money makers by evolving our formats to better meet the needs of the communities in which we operate. We know that when we operate our stores well, we have the ability to serve our customers well and to make money.

The pace of expansion in retail generally and in big-box retail more specifically has slowed dramatically in the past year. I have written previously about what I believed was the reckless expansion of retail space leading to lower profitability for many retailers and to low or negative returns on the investment required to expand space. In other industries, consolidation rather than expansion has led to a more sensible competitive environment and better returns for shareholders. If you examine the level of capital expenditures over the past decade at many large retailers and compare that expenditure to value created, it would not paint a pretty picture. Additionally, the dramatic declines in capital expenditures over the past couple of years at most large retailers are strong evidence that the level of maintenance capital expenditures for a big box retailer is materially below what many analysts and experts previously believed. Most of the capital spent over the past decade has been largely for store expansion, with some lesser amount required for maintaining existing stores. For a company like Sears Holdings, with over 2,200 stores in the Kmart and Sears Full Line store formats, our need to expand our physical store footprint is much less than many of our competitors. At the same time, our need to improve the productivity of our space is much greater than many of our competitors. We are pursuing a number of alternative solutions in parallel to address this challenge.

We have chosen to invest primarily in areas of our business that we believe will yield long-term growth and attractive returns. These areas include our online businesses, our service businesses, our Kenmore, Craftsman and Lands’ End brands, and some of our alternative formats like Hometown Stores and Outlet Stores. We will continue to experiment and explore ways to materially improve our Kmart and Sears Full Line store experience and competitiveness. To this end, we have made substantial investments in our online platform and in the in-store and mobile technology that enables multichannel experiences under our ShopYourWay banner. We believe that we are on the right track, with an acute customer focus internally, which should yield improved results for our customers and our shareholders externally.

Despite perceptions, we have not hesitated to open new stores when the economics make sense, including opening new Sears Outlet and Sears Hometown stores in 2009. With roughly 100 Outlet stores and almost 1,000 Hometown stores, these alternative formats represent both sources of profit and sources of growth for Sears Holdings. While both are small relative to the Kmart and Sears Full Line store formats, they serve their customers well and provide a Sears presence in smaller spaces and less populated communities.

While a number of our major competitors saw their EBITDA decline in the past year, we were pleased to report a meaningful improvement in Adjusted EBITDA from 2008 to 2009 and we aspire to repeat this improvement again in 2010. With unemployment near 10%, many of our current and potential customers have had to tighten their belts and have had their access to credit reduced and the associated costs increased, leading to a cut back in their spending, especially for big ticket items. This has impacted the Sears Full Line stores format to a greater extent than some of our other businesses. This change in customer behavior is not unique to Sears. You can see it reflected in our major mall-based competitors as well as Home Depot and Lowe’s in the home improvement categories.

2009 Awards and Recognition

Let’s look at some of the awards and recognition Sears Holdings businesses and associates received during 2009:

•	Sears Holdings was named one of the Top Customer Experience Web Sites for 2009 by e-Tailing Group’s Annual e-Commerce Customer Experience Index.

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Sears Holdings was recognized by Retail Touchpoints as the winner of the 2009 Channel Integration Award in the Mass Merchant/Department category. The Channel Integration Award honors retailers who have achieved cross-channel integration and improved the shopping experience for their customers.

•	Sears placed third in Mobile Commerce Daily’s ranking of the 2009 Mobile Retailer of the Year.

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Sears Holdings was named the Overall Best-in-Class Company and Best-in-Industry for the Department Stores/Mass Merchandise category for adaptation of mobile e-commerce initiatives by Acquity Group, a leading services firm focusing on digital solutions, in its mobile study of the 2008 Internet Retailer 500 list.

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Three of Sears Holdings e-commerce Web sites ranked in the Top 25 on STORES Magazine’s list of 50 Favorite Online Retailers of 2009. sears.com ranked number 10, LandsEnd.com was number 15 and kmart.com was number 23.

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Sears Holdings online community MySears.com was ranked the top retail-branded community site in North America and ranked number four out of the top five-branded communities in a study sponsored by the Word of Mouth Marketing Association.

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Sears was listed in the The Vitrue 100: Top Social Brands of 2009. The Vitrue Social Media Index assigns brands and products a score based on overall buzz from status updates, videos, photos and blog posts. Sears moved up four places to 96 this year and was the number seven retailer.

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Sears received Special Recognition in 2009 for Retail Commitment from the U. S. Environmental Protection Agency. Organizations recognized have achieved major energy savings and/or help consumers save money while also increasing energy efficiency and reducing carbon emissions by offering high-performance products, educating consumers or offering incentives for better ways to use energy.

•	Craftsman was voted the favorite hand tool brand by over 7,000 Popular Mechanics’ readers.

•	Lands’ End ranked number eight in the National Retail Foundation/American Express Customer’s Choice Survey for 2009. This is the fourth consecutive year that Lands’ End has been named in the top ten.

•	Sears Holdings was honored with the Stars of Madison Avenue Award presented by the ADVERTISING Club. Sears Holdings was recognized for our efforts with Heroes at Home and Rebuilding Together.

•	Sears Holdings was ranked by BusinessWeek as one of the Top 100 best places to launch a career in 2009.

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Crain’s Chicago Business named Michelle Pearlman, SVP and President, Jewelry, one of their “40 under 40” to Watch in 2009. Crain’s “40 Under 40” highlights Chicago-area leaders under the age of forty who are considered to be among the best and the brightest in the Chicago business community.

•	US Banker magazine named Susan Ehrlich, SVP and President, Financial Services, to its annual list of The Top 25 Non-bank Women in Finance.

•	Sears Holdings was ranked by G.I. Jobs Magazine as number 25 on their Top 100 Military Friendly Employers list for 2009.

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Sears Holdings Corporation was named by Black Engineering, Hispanic Engineering and Women of Color magazines, which are part of Career Communications Group, as one of the Most Admired Employers for minority professionals based on a survey regarding their impressions of diversity initiatives at top organizations.

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Sears Holdings was listed as one of the Best Places to Work for GLBT Equality by the Human Rights Campaign and received a 100 percent score in the Corporate Equality Index (CEI) for a sixth consecutive year.

•	Sears Holdings won the Volunteer Leadership award from the March of Dimes for our on-going support in raising public awareness of maternal and baby health issues.

•	Sears Holdings was ranked as the number-two retailer and number 48 out of 100 by The Dave Thomas Foundation for Adoption in 2009.

•	Sears Holdings was ranked in the Top 100 for the Reputation Institute’s Most Reputable and Recommended U.S. Companies for 2009.

We are proud of these accomplishments, in addition to the progress made on our financial and strategic priorities, and hope that those who may have doubted us in the past are willing to keep an open mind. For example, critics have cited our investment choices for our declining sales, while the economy has been cited for our competitors’ declining sales. Likewise, our reduction in debt is ignored while our competitors’ expansion in debt is not taken into account. While we continued to repurchase shares during the economic crisis because the value was attractive and because we had significantly lower leverage than others in our industry, many of our competitors suspended their repurchase programs to appease credit rating agencies only to resume them again after their share prices recovered significantly.

We can understand rating agency caution surrounding economic events, the retail environment, and the potential for things to get worse. In our case, it turns out that our performance far exceeded many observers’ expectations and we hope to receive credit for this performance in the form of higher credit ratings and more balanced analysis.

Rating agencies play an important role in how investors allocate capital by “qualifying” debt for certain investors. By overrating companies and securities, rating agencies can lead to systemic issues and investor losses. Similarly, by underrating companies they can lead to lower growth, less risk taking, and less job creation. Simplistic analyses, which automatically prefer capital investment to share repurchases as a use of cash that “benefits” bondholders, ignore the fact that negative or below market returns on invested capital are as harmful to creditors as to shareholders.

When we inquire why our ratings are not higher than some competitors with credit metrics that are weaker than ours, one factor cited is that some analysts prefer their business models. Meanwhile, we have a higher market capitalization and less debt than many of these competitors. We increased our earnings, while many others have seen their earnings decline. We have a diversified business portfolio and a significant revenue base and scale. Obviously, we don’t agree with all of the critical qualitative conclusions and the quantitative metrics speak for themselves.

We do some things differently than others, and we have certain beliefs that differ from theirs. Our culture is owner-oriented, because we have owners who serve on the board that governs the company. We believe that ownership makes a difference, especially when owners have significant financial interests in the company and a long-term perspective. Instead of this raising concern, rating agencies should welcome and value owners with a demonstrated track record of long-term value creation and conservative capital policies, even when some of the capital allocation preferences differ from those that others believe lead to higher long-term credit performance.

Looking Forward

I expect us to continue our journey in 2010 to deliver improved customer experiences, new ideas, and better financial performance. It would be great to see a slight tailwind in our economy this year, though we will stay focused on the five pillars of our strategy and driving improved financial results regardless. We recently announced new and innovative products in our Kenmore laundry business as a result of our work towards a complete brand redesign that I mentioned earlier. We have an exciting Kenmore product line being delivered throughout 2010. In laundry, in refrigeration, and in cooking, we will demonstrate renewed innovation and reinvigorated leadership with heavy marketing and customer experience support. It has taken us some time, but we feel confident that we are on the right track, as the leader in the appliance business, to differentiate and extend our leadership and financial results in this important business.

At Lands’ End, we expanded our business on three dimensions in 2009 and will continue building on these in 2010. First, we added Lands’ End shops to an additional 68 Sears stores. Second, we expanded internationally for the first time in over a decade, into France and Austria. Third, we introduced Lands’ End Canvas, an updated version of the classic Lands’ End styling, which has been very well received and which extends Lands’ End’s relevance to a new demographic. And, all of this comes with the exceptional and widely recognized customer service excellence that has always been, and which we expect will continue to be, a hallmark of the Lands’ End brand.

Our Home and Auto Services businesses have identified new growth opportunities that we began to execute in 2009. As we progress through 2010, we expect to continue to innovate and update our service businesses, which extend our reach to our customers outside our stores and help them not only purchase products but install, maintain, and repair those products as well. Sears has a long tradition of building lifetime relationships with our customers, and the focus that we have on updating and improving our service businesses continues that tradition. Expect us to reinforce our services capabilities and presence in the pursuit of helping our customers manage and improve their lives.

In 2010, we also plan to continue to expand our online and multichannel capabilities as well as our ShopYourWay Rewards program in order to help us build digital and personalized customer relationships. We aim to give our customers vastly more convenience and choice in terms of 1) what they buy (through our online Marketplace and expanded assortments), 2) where they shop (online, in stores or on their mobile devices), 3) when they receive what they want (including the popular option of same-day buy online, pick up in store which is “ready in 5 minutes—guaranteed”), and 4) how they choose what to buy (through improved access to content and feedback from our product and service experts as well as other customers). We think online social networking and social media have only just begun to have an impact on shopping, and it is a revolution we intend to harness going forward.

Finally, we continue to develop our associates and leaders. We expect that Sears Holdings will become more widely recognized as a great place to begin one’s career as well as a company that develops great talent by providing them with a variety of challenges and opportunities. Opportunities to lead are widespread and numerous at Sears Holdings. The business unit structure that we put in place two years ago has created many more general management positions, and we will continue to break down our business units to create even more opportunities for our associates to demonstrate their leadership capabilities. At the same time, we expect our leaders to perform and deliver results. With the increased opportunities for responsibility comes more clearly defined accountability. Strong leaders will welcome this challenge, and it helps us identify better performers earlier in their careers.

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Making Sense of Business and Policy

I just finished Thomas Sowell’s most recent book, Intellectuals and Society. For those not familiar with his writings, Thomas Sowell is one of the clearest and most insightful writers of our era. I look forward to every book and column he publishes. In this book, he discusses the “vision of the anointed” and how their views shape society regardless of their merit. He describes how often these views conflict with reality without altering these views and, paradoxically, sometimes strengthening them. I couldn’t help noticing the parallels between his comments and the “vision of the anointed” in the financial and business world over the past few years.

Business leaders, regulators, public officials, and journalists have become an echo chamber of self-support and self-congratulation, whether on TV, in print or at numerous conferences. Their words and their actions are often self-serving (whether right or wrong), and they are typically regarded and reported on as if they were obvious and selfless. They get repeated as if there were no alternative views or possibility of error in their thinking. Dominant narratives develop and get defended primarily by repetition and secondarily by attacks on those who disagree with those narratives. When these favored people and views become endorsed in laws and regulations, some may benefit, but many get harmed.

There are several examples of issues that have been smothered by dominant narratives. Accepting these narratives without critical evaluation can be a contributing factor to some of the negative unexpected consequences they produce. Did the seizure of Fannie Mae and Freddie Mac (the largest nationalization in our country and likely in history) calm or ignite fear in the financial markets and did those urging or supporting the seizure profit from it? Has raising minimum wage rates helped or harmed the individuals that those advocating such policy intended to help? Is there any link between a higher minimum wage and high unemployment? Has the consolidation in financial services helped or hurt depositors and borrowers? Why were some institutions saved and others seized, merged or left to fail? How does regulatory and policy uncertainty impact investment and risk-taking in society?

I fear that Americans have been provided a false choice between a little more and a lot more regulation and taxes. We keep hearing more ideas to create jobs and generate growth that almost exclusively require more government spending. Jobs can come from government, but those jobs get paid for by taking money from the private sector, reducing the private sector’s ability to provide jobs. On the other hand, there are many who believe that less regulation, less government interference, less arbitrary regulation when it does exist, and lower government spending will generate more growth and more jobs. I agree with those views.

As one of the largest private sector employers in the United States, Sears Holdings recognizes the challenges of finding good talent, developing good talent and keeping good talent. We have created not just new jobs, but new job categories and job descriptions as our industry changes and as new technology provides both new opportunities and new challenges.

Some contend that there is an inherent conflict between labor and capital, yet they fail to appreciate that without investment there will be no growth and no jobs. For there to be investment there needs to be an expectation of profit, and, for there to be an expectation of profit, there needs to be hope and belief in the future and confidence in the rules of the game.

The straw man frequently used to justify more regulation and to criticize free markets is to assert that the proponents of free markets blindly believe that they always work and that they always produce good results. Most free market advocates don’t actually make this claim, and they know that it is not true. Free markets respect individual rights and freedom, preserve choice and accountability, and produce superior results compared with non-free markets. When free markets experience problems and produce poor results, critics are fast to proclaim that things would have been better if only there was more, but better regulation. However, in most industries and societies where there is more regulation, there is typically lower growth, lower employment, and less innovation.

Self-regulation is a better idea and it is a better choice, whether for an individual or a corporation. Any corporation can choose to limit or make investments, increase or decrease compensation, and manage risk at different levels. Companies can compete by promoting their “safety and soundness” or by their “willingness to take risks.” Investors, customers, and workers can choose which companies and their associated behaviors and philosophies appeal to them. Let the media and politicians explain, compare, criticize, and contrast the various policies, so there will be little doubt that success or failure is determined by choice and not by ignorance. Then, make sure that government doesn’t reward failure and punish success by interfering with outcomes based upon political contributions, undue influence, or the personal beliefs of the policymakers.

Putting Americans to Work

I have written in the past about the need for pension funding relief. The simple and appropriate relief that I mentioned in my letter to shareholders last year has not been enacted. It has gotten bogged down in Washington. We have closed several stores and may choose to close more in the future, in part so that we can liquidate inventory and reduce losses to invest capital in our pension plan. There is nothing about the relief we are advocating that makes it less likely that we can meet our pension obligations. Rather, the ability to spread our payments into the plan over an additional two years would have allowed us to keep some of those marginally performing stores open and retain the jobs that they require.

Compare our situation to major financial firms and the deferrals they were granted practically overnight and with great subsidy to those firms. By allowing financial firms to issue FDIC guaranteed debt, the repayment of their short-term debt was effectively extended by up to three years. Despite this support, there was a significant reduction in jobs in the financial services industry and a significant reduction in lending and risk taking as well.

At Sears Holdings, amending and extending our short term debt in 2009 required significant fees and more onerous terms than our previous facility. Providing an extension in funding our pension plan for two years costs the government nothing (in fact Congressional Budget Office scoring shows it to be a significant revenue generator), requires no subsidy, and will not reduce the benefits paid to pension recipients. Furthermore, it allows companies to invest and increase - or at least maintain - employment rather than reduce investment in order to meet accelerated pension contributions brought about by both the reduction in asset values and the reduction in interest rates that has accompanied many of the liquidity policies that have benefited the very same financial institutions.

You would think that pension relief would have been quickly forthcoming and would have been completed a year ago. We are hopeful that reason will prevail and such relief will be forthcoming shortly. This is not about skirting responsibility for our pension plan (we have contributed more than $1 billion over the past 4 years). It is not about getting a single penny of subsidy from the government, and it is not about reducing a single penny of pension benefits that associates will receive. It is about creating the ability for us and others to focus on improving operations rather than closing operations.

Sears Holdings shares the stated goal of many public officials of creating jobs. But, we don’t believe that we need large government programs to generate these jobs. Public officials often fail to recognize the obstacles they place in the way of job creation. For example, over the past year proposal after proposal has been put forward to reform health care, reform the financial system, increase taxes, and add regulations, all with the intention of making the United States a better and stronger country. Yet, as a business, trying to understand which of these proposals might become law, what their impact might be on business prospects and competition, and what additional costs they might impose creates a great deal of uncertainty. It has led our management team and board (and I am sure those managements and boards of other companies) to spend inordinate time trying to determine which investments we should make, defer, or cancel and which jobs to create, maintain, or eliminate. The removal of this uncertainty and the constant drumbeat of new threats against various businesses would go a long way to allowing American entrepreneurial energy to be unleashed.

Our budget deficit has left many searching for ways to raise revenues through new taxes, rather than reducing spending and generating new revenues through growth and through the removal of the impediments to growth from existing regulations and threats of new regulations. Here are a few ideas, none original, that can contribute to reducing unemployment over the near term without additional government spending: reduce U.S. corporate tax rates (amongst the highest in the world), extend individual tax programs that are scheduled to expire or that are subject to debate (freeing up individual time and attention devoted to tax planning and strategies), deal with entitlements and don’t create additional ones (we can’t afford the ones we currently have), and stop providing selective benefits to individual companies or industries (it creates an uneven playing field).

Capital can quickly reorganize and provide financing for businesses and projects that create value for our society, without the heavy hand of government planning and policy. I disagree with most people calling for a gigantic overhaul of our financial system led by new and “improved” regulations. Instead, begin the process of allowing more competition in financial services and begin the removal of implicit and explicit government guarantees that provide the perception that some are “too big to fail.” While there are those that claim that their institutions are not too big to fail, they surely recognize the significant competitive advantages that come from this perception. Of course they will accept regulations as long as these regulations do not permit additional competition from entities and institutions that do not take insured deposits, do not have access to Federal Reserve funding, and do not have government guarantees associated with their debt offerings. Regulatory capture comes when there is little competition allowed outside regulated entities and a “freezing” of competitors and innovation in an industry.

We need innovation in our society, including financial innovation. Large institutions believe that they can innovate, create value, and create growth. But history has shown that regulations that provide a sense of certainty and stability by limiting risk, also lead to lower innovation, lower growth, and fewer jobs. Innovation is a messy process. Some efforts succeed, others fail. Those who desire to compete based upon limiting competition usually protest and criticize innovation (regardless of industry) and the companies and leaders leading that innovation. The intervention of regulators and politicians to slow down or prohibit new ideas and innovation, however well-intended it may be, inhibits growth, value, and job creation.

Sears.com and the E-Commerce Competitive Environment

Sears has a long legacy in serving customers beyond physical stores. In many respects, The Sears Catalog was the 20th century model for selling products through the mail. To be successful, Sears had to earn the trust of its customers who purchased products sight unseen and who had to feel confident that they would receive what they purchased and, if they were not satisfied, they would be able to get their money back. “Satisfaction Guaranteed or Your Money Back.”

The merger of Sears and Kmart in 2005 expanded the reach of each company, both in terms of physical stores and in terms of categories and customers served. With this increased reach comes the ability to serve more customers, more frequently — in our stores and in their homes and businesses. In order to do so effectively, we have invested significantly in building our technology and customer experience capabilities, with the goal of making it easy for customers to do business with Sears Holdings anywhere, anytime, and in many ways.

We united our initiatives under the banner ShopYourWay and launched ShopYourWay Rewards in 2009 to further emphasize the value and capabilities we bring to our customers. We have been working intently to make it easy for customers to engage with us online through the numerous websites that we operate including sears.com, kmart.com, LandsEnd.com, Craftsman.com, MySears.com, mygofer.com, ServiceLive.com, and ManageMyLife.com. It should be easy for a customer to access any of the myriad products, services, and information we make available online, regardless of which website they choose to begin their particular shopping mission.

The two leaders in online commerce are Amazon.com and eBay. Despite operating no physical stores of their own, these two companies have built tremendous businesses over the last decade serving millions of customers every day in a broad number of categories. They have taken significant market share from traditional retailers by providing convenience, service, and competitive prices. One has to give each of these companies tremendous credit for their foresight, persistence, and execution through the collapse of the internet bubble, early skepticism, and competition against larger and more established retailers.

There remains, however, one advantage that the major online retailers retain that is both unfair and problematic, for competition and for communities and jobs as well. For customers in many states, Amazon and other online retailers are not required to collect sales taxes on purchases made by their customers. Since the 1992 Quill Supreme Court decision, businesses without a local “nexus” have sold goods through the mail or online without being required to charge and collect the related sales or use tax. Amazon, in particular, has argued that when it doesn’t have a physical presence in a state or local jurisdiction, it is not benefiting from police, fire protection, and other local services and therefore shouldn’t be forced to pay for them. Analyses by others suggest that the real issue is competitive advantage, more than other explanations put forward in the past. 1

The real story here is that it is not the payment of taxes or the charging of taxes that is at issue. It is the collection of taxes on behalf of local governments from purchasers of goods and services from stores in a locality or for use in such locality. It is the latter fact that is often ignored. A person who buys products from Amazon.com is required by law to pay sales or use tax to their local jurisdiction. In practice, almost nobody does so. The cost and unpopularity of enforcing such laws has allowed customers to avoid paying sales or use taxes, even though they are

[1]	http://www.cbpp.org/cms/index.cfm?fa=view&id=2990#

required in many states and localities. If you buy a work of art or piece of jewelry in NYC, for example, and have it shipped to New Jersey or California, the seller does not collect sales tax on that purchase but the buyer would be required to pay sales or use tax on the purchase where they receive the merchandise and use the merchandise. So, a piece of jewelry shipped to California would require the buyer to pay California sales or use tax.

Amazon’s domestic business has grown to $12.8 billion in revenues for the year just ended. If you were to apply a 6% sales tax to this revenue (reflecting a rough average of sales taxes across multiple jurisdictions), that would amount to almost $800 million in sales and use taxes owed to state and local governments that is likely not being paid. The good news is that it is $800 million that remains in the hands of the purchasers of products from Amazon, but at the cost of jobs and new fees and taxes required to make up for lost revenue. Having delayed a level playing field for as long as they have already, Amazon has been able to build relationships with many customers that give it an advantage, even playing under the same rules as those it competes against.

I would propose that there be a leveling of the playing field for e-commerce merchants. Either we all collect taxes or nobody collects taxes. If state and local governments are going to require retailers like Sears and Kmart to collect sales taxes and not retailers like Amazon.com, they should recognize that over time their sales tax base will erode significantly and that they place companies who have chosen to locate stores locally at a competitive disadvantage. This will lead to a loss of revenues, the closing of local businesses, the loss of tax revenue, and ultimately to the increase in other types of taxes to compensate for the lost jobs and revenues. Alaska, Delaware, Montana, New Hampshire, and Oregon are states that currently charge no sales tax at all. Let me be clear, we have no issue with continuing our current practice of collecting tax on behalf of state and local governments. We just don’t believe that the current set of rules is sustainable without severe competitive and community damage over time.

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I look forward to seeing many of you on May 4, 2010, when we hold our annual shareholder meeting in Hoffman Estates. I hope to have updates on our progress and the numerous initiatives and opportunities that we are pursuing.

As always, I want to thank all of our associates and leaders for staying focused and dedicated through difficult times and pursuing excellence in their jobs and in delivering outstanding customer experiences. I want to thank our customers for their tremendous feedback, both good and bad, that helps us to get better every day and to serve you better in the future. And, finally, I want to thank all of our shareholders for continuing to support us with your investment in the company. I know you appreciate what we are trying to do to create long-term value in a deliberate and logical fashion, while remaining cognizant of the risks and challenges that we face.

Respectfully,

Edward S. Lampert

Cautionary Statement Regarding Forward-Looking Statements: Certain statements contained in this letter contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that use words such as the company “believes,” “expects,” “intends,” “plans,” “experiments,” “explores,” “aims” “is likely to” and similar expressions or future or conditional verbs such as “will,” “may,” and “could” are generally forward-looking in nature and not historical facts and are intended to identify forward-looking statements. Forward-looking statements are subject to risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: our ability to offer merchandise and services that our customers want, including our proprietary brand products; our ability to successfully implement initiatives to improve inventory management and other capabilities; competitive conditions in the retail and related services industries; worldwide economic conditions and business uncertainty, the availability of consumer and commercial credit, changes in consumer confidence, tastes, preferences and spending, and changes in vendor relationships; the impact of seasonal buying patterns, including seasonal fluctuations due to weather conditions, which are difficult to forecast with certainty; our dependence on sources outside the United States for significant amounts of our merchandise; our extensive reliance on computer systems to process transactions, summarize results and manage our business; our reliance on third parties to provide us with services in connection with the administration of certain aspects of our business; impairment charges for goodwill and intangible assets or fixed-asset impairment for long-lived assets; our ability to attract, motivate and retain key executives and other associates; and the outcome of pending and/or future legal proceedings, including product liability claims, including proceedings with respect to which the parties have reached a preliminary settlement. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available.